Exhibit 10.1
Ronald L. Blake
President and Chief Executive Officer
November 7, 2007
Re:      Severance Agreement
Dear Chris:
As you are aware, you currently participate in the Rewards Network Inc. Severance Plan, which is applicable to all employees who do not have individual severance arrangements with Rewards Network Inc. (“Rewards Network”). Rewards Network desires to provide you with an individual severance agreement, as provided in this letter agreement (“Agreement”), in lieu of any payments you may be eligible to receive under the Severance Plan.
If your employment with Rewards Network is terminated by Rewards Network for any reason other than Cause (as defined below), disability or death, or if there is a Change in Control (as defined below) and a diminution in your duties resulting from such Change in Control , or you voluntarily terminate your employment by Rewards Network with Good Reason upon 30 days prior written notice to Rewards Network (or such shorter period as may be permitted by the Board of Directors), your entitlement to compensation and benefits shall cease immediately, except that you will be entitled to:
(i)	continuation of your then-current base salary for a period of 12 months after the date on which you separate from service with Rewards Network (your “separation date”);

(ii)	continued coverage of you and your spouse and dependents under Rewards Network’s group health plan for 12 months after your separation date, at no cost to you but otherwise on the same basis as such plan is offered to active employees of Rewards Network, and following the expiration of such period the right to elect continued coverage under such plan for up to 18 additional months pursuant to COBRA; and

(iii)	the continued right to exercise any outstanding vested options held by you to purchase shares of Common Stock for a period of 90 days after your separation date.

You will not be entitled to the foregoing in the event your employment terminates for any other reason. As used in this letter, a voluntary termination of your employment with “Good Reason” shall mean a termination by you of your employment with Rewards Network pursuant to a written notice delivered to Rewards Network within 30 days after the occurrence of the following event without your written consent; provided, that an isolated, insubstantial or inadvertent action or failure which is remedied by Rewards Network within 30 days after receipt of such notice given by you shall not constitute Good Reason: a material diminution in your duties and responsibilities that is inconsistent with your position as Senior Vice President, Chief Financial Officer and Treasurer of Rewards Network, which shall not include an adverse change in your reporting responsibilities.
The severance payments provided hereunder shall be made in lieu of any other severance payments under any severance agreement, plan, program or arrangement of Rewards Network that may be applicable to you. Each of the payments described in clause (i) above shall be considered a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, including the application of the “short-term deferral” exception thereunder. Payments under this Agreement are intended to be exempt from Section 409A as short-term deferrals or, alternatively, under the separation pay exemption set forth in Treasury regulations, and the Agreement shall be interpreted consistently with such intention.
Notwithstanding anything to the contrary, no amount shall be payable to you (or your executor or other legal representative in the case of your death or disability) under this Agreement unless and until eight days after you (or your executor or other legal representative in the case of your death or disability) execute and deliver to Rewards Network a general waiver and release of claims against Rewards Network and its affiliates (other than any claims related to the enforcement of your rights under this Agreement) in a form prescribed by Rewards Network; provided such release (A) is executed and delivered to Rewards Network within 22 days of your separation from service, or such longer period of time, not later than 45 days of your separation from service, as permitted by the Board of Directors in its sole discretion and (B) is not revoked by you (or your executor or other legal representative in the case of your death or disability) within the revocation period, if any, made available by Rewards Network with respect to such release.
For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:
(i)	any person (as defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Rewards Network, Equity Group Investments, L.L.C. (“EGI”), an affiliate of Rewards Network or EGI or an employee benefit plan of Rewards Network, acquires directly or indirectly the beneficial ownership (within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act) of any voting security of Rewards Network and immediately after such acquisition such person is, directly or indirectly, the beneficial owner of voting securities representing 50 percent or more of the total voting power of all of the then-outstanding voting securities of Rewards Network;

(ii)	the individuals (i) who constitute the Board of Directors as of the date of this Agreement (the “Original Directors”) or (ii) who thereafter are elected to the Board of Directors and whose election, or nomination for election, to the Board of Directors was approved by a vote of a majority of the Original Directors then still in office (such directors becoming “Additional Original Directors” immediately following their election) or (iii) who are elected to the Board of Directors and whose election, or nomination for election, to the Board of Directors was approved by a vote of a majority of the Original Directors and Additional Original Directors then still in office (such directors also becoming “Additional Original Directors” immediately following their election), cease for any reason to constitute a majority of the members of the Board of Directors;

(iii)	the stockholders of Rewards Network shall approve a merger, consolidation, recapitalization, or reorganization of Rewards Network, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not sought or obtained, other than any such transaction which would result in at least 50 percent of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned (within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act) by the holders of outstanding voting securities of Rewards Network immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

(iv)	the stockholders of Rewards Network shall approve a plan of complete liquidation of Rewards Network or an agreement for the sale or disposition by Rewards Network of all or a substantial portion of Rewards Network ‘s assets (i.e., 50 percent or more of the total assets of Rewards Network).
For purposes of this Agreement, the term “Cause” shall mean any one or more of the following:
(i)	any willful refusal by you to follow lawful directives of the President and Chief Executive Officer or the Board of Directors which are consistent with the scope and nature of your duties and responsibilities; provided that an isolated, insubstantial or inadvertent action or failure which is remedied by you within 10 days after written notice from the President and Chief Executive Officer or the Board of Directors shall not constitute Cause hereunder;

(ii)	your conviction of, or plea of guilty or nolo contendere to, a felony or of any crime involving moral turpitude, fraud or embezzlement;

(iii)	any gross negligence or willful misconduct by you resulting in a material loss to Rewards Network or any of its subsidiaries, or material damage to the reputation of Rewards Network or any of its subsidiaries;

(iv)	any material breach by you of any one or more of the covenants contained in your Proprietary Interest Protection and Non-Solicitation Agreement; or

(v)	any violation of any statutory or common law duty of loyalty to Rewards Network or any of its subsidiaries.
Please note that the purpose of this letter is merely to describe the terms of your severance agreement. This letter does not constitute a contract of employment and does not create any right to continued employment for any period of time. Your employment with Rewards Network at all times remains “at will”. This means that either you or Rewards Network may end your employment at any time for any or no reason.

To indicate your acceptance should you decide to do so, please sign this letter agreement where indicated and return it to me. In the meantime, please do not hesitate to call me should you have any questions.

Very truly yours,
/s/ Ronald L. Blake
Ronald L. Blake
President and Chief Executive Officer

cc: Personnel File
AGREED AND ACCEPTED

/s/ Christopher J. Locke Christopher J. Locke
Date: November 7, 2007

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